United States securities and exchange commission logo





                       April 3, 2023

       Alan M. Brown
       President, CEO, CFO, and Director
       TOMBSTONE EXPLORATION CORP
       6529 E. Friess Drive
       Scottsdale, AZ 85254

                                                        Re: Tombstone
Exploration Corporation
                                                            Form 20-F for the
fiscal year ended December 31, 2021
                                                            Filed June 29, 2022
                                                            File No. 000-29922

       Dear Alan M. Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation